Exhibit 99.1

Synergy Pharmaceuticals Names Dr. Melvin K. Spigelman Chairman

NEW YORK — October 31, 2018 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP), a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies, today announced that Melvin K. Spigelman, M.D., who has served as an Independent Director of Synergy since August 2008, will now assume the role of Chairman of the Board, effective immediately. Synergy’s outgoing Executive Chairman, Gary S. Jacob, Ph.D., will leave the Company to pursue other opportunities.

“As a co-inventor of plecanatide, Gary played a critical role in the discovery, development and FDA approval of Synergy’s first product, TRULANCE®, which is now available to help benefit patients suffering from chronic GI conditions,” said Troy Hamilton, Chief Executive Officer of Synergy Pharmaceuticals Inc. “We thank Gary for more than a decade of service to Synergy and wish him well in his future endeavors.”

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. The company has pioneered discovery, research and development efforts around analogs of uroguanylin, a naturally occurring human GI peptide, for the treatment of GI diseases and disorders. Synergy’s proprietary GI platform includes one commercial product TRULANCE® (plecanatide) and a second product candidate - dolcanatide. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; whether we can obtain financing on commercially reasonable terms; our ability to meet our obligations under the term loan agreement; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward- looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Ted McHugh and Nicole Briguet

212-584-7610

SynergyIR@edelman.com